 GLOBALSTAR ANNOUNCES FIRST QUARTER 2026 FINANCIAL RESULTS

•Generated first quarter 2026 revenue of $70.1 million, a 17% increase from the prior year's first quarter, bolstered by higher wholesale capacity services revenue
•Announced entry into definitive merger agreement with Amazon
•Advanced satellite constellation roadmap with two planned launches during 2026 and further development of next-generation satellites
•Received further regulatory clarity from the Federal Communications Commission's ("FCC") Space Bureau reaffirming Globalstar’s exclusive MSS operating rights in the Big LEO spectrum band

Covington, LA, May 7, 2026 -- Globalstar, Inc. (Nasdaq: GSAT) (“Globalstar” or the “Company”) today announced its financial results for the first quarter ended March 31, 2026.

“We delivered strong operational and financial results in the first quarter, continuing the momentum we built entering 2026,” said Dr. Paul E. Jacobs, CEO of Globalstar. “Demand is growing across our government, defense, and private wireless businesses, reflecting the market's need for scalable, integrated solutions across both satellite and terrestrial based connectivity. Subsequent to the quarter end, we announced our entry into a merger agreement with Amazon, which we believe marks a significant milestone — one that validates the long-term strategy Globalstar has pursued for more than 30 years and positions us to deliver on the vision of connecting users and devices anywhere and anytime. Finally, Globalstar greatly appreciates the recent decision of the FCC’s Space Bureau regarding the exclusive nature of our licensed MSS spectrum.”

RECENT OPERATIONAL HIGHLIGHTS

Pending Mergers with Amazon.com, Inc.: On April 13, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amazon.com, Inc. (“Amazon”), pursuant to which Amazon intends to acquire the Company, subject to the satisfaction of certain conditions (collectively, the “Mergers”). Globalstar satellites, radio frequency spectrum, and operational expertise will enable Amazon Leo to add direct-to-device services to future generations of its low Earth orbit satellite network. Globalstar stockholders will elect to receive for each share of Globalstar common stock they own either (i) $90.00 in cash or (ii) 0.3210 shares of Amazon common stock with a value capped at $90.00 per share. This consideration is subject to a proration mechanism that caps aggregate cash elections to a maximum of 40% of total outstanding Globalstar shares at the applicable effective time, and is subject to a downward adjustment of a maximum $110 million in the event Globalstar does not achieve certain operational milestones. Globalstar's majority stockholder and certain of its affiliated entities have approved the transaction by written consent. The Mergers are expected to close in 2027, subject to the satisfaction of certain closing conditions under the Merger Agreement, including required regulatory approvals.

Next-Generation Satellite Network Development: Complementing the replacement satellites for our second-generation constellation expected to be launched this year, our third-generation, or C-3, constellation comprised of over 50 satellites is designed to expand network capacity, enhance service durability, and position Globalstar to deliver reliable connectivity across its global footprint and support increasing demand for direct-to-device, IoT and enterprise applications. The regulatory foundation for Globalstar's expanding MSS was further strengthened in April, when the FCC's Space Bureau reaffirmed Globalstar's exclusive MSS operating rights in the Big LEO spectrum band, rejecting with prejudice requests by multiple satellite operators to share its licensed spectrum.

XCOM RAN Ecosystem Progress: Advanced the commercial momentum of XCOM RAN through the launch of an end-to-end 5G private network solution, including radios with Band n53 support, a core network, a management and orchestration module, and 5G supported routers.

Government and Defense Market Expansion: Expanded engagement across government and defense sectors, aligned with a broader market shift toward low size, weight, power, and cost (SWaP-C) technologies and significant IoT deployments. Globalstar’s satellite network and connectivity solutions are well suited to support distributed sensing, asset tracking, and autonomous systems operating in infrastructure-limited environments.

Market Alignment with Physical AI and Next-Generation Applications: Continued to align its technology portfolio with emerging trends in physical AI, where real-time data processing, automation, and intelligent systems require reliable, low-latency connectivity. Globalstar’s integrated satellite and private wireless capabilities position the Company to support these evolving use cases across industrial, enterprise, and government environments.

FIRST QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the first quarter of 2026 was $70.1 million, including $66.7 million of service revenue and $3.4 million of revenue generated from subscriber equipment sales.

Service revenue increased $9.6 million, or 17%, primarily due to increased wholesale capacity services revenue, and revenue from subscriber equipment sales increased $0.4 million, or 13%, each compared to the prior year's first quarter.

The increase in service revenue associated with wholesale capacity services was primarily due to additional service fees associated with the reimbursement of network-related costs. Additionally, Commercial IoT service revenue increased due to growth in the subscriber base and favorable customer pricing, and government and other services revenue increased due to higher revenue associated with our service agreement with Parsons Corporation as we moved beyond the proof of concept phase in 2025 and into the first year of service.

The increase in revenue from subscriber equipment sales benefited from a higher volume of Commercial IoT and SPOT device sales.

Partially offsetting the increases discussed above were declines in Duplex and SPOT service revenue due to subscriber churn over the last twelve months.

Income (Loss) from Operations

Income from operations was $8.2 million during the first quarter of 2026, compared to loss from operations of $8.5 million during the prior year's first quarter. This improvement was due to higher revenue (discussed above) as well as a decrease in total operating expenses.

The decrease in operating expenses was due to a noncash disposal of assets recognized during the first quarter of 2025 that did not recur in 2026 as well as lower stock-based compensation and depreciation expense. Partially offsetting these decreases were higher cost of services and marketing, general and administrative (“MG&A”) expenses. Higher cost of services resulted primarily from network operating costs to support the build out of our next-generation ground network infrastructure, a significant portion of which are reimbursed to us and recognized as revenue. MG&A expenses were higher than the prior year's first quarter due primarily to personnel costs and increased legal fees due to transaction costs related to the Mergers. Also contributing to the increase in cost of services and MG&A expenses was the recognition of employee retention credits received in the first quarter of 2025 that did not recur in 2026.

Net Loss

Net loss was $17.4 million for the first quarter of 2026, compared to $17.3 million for the prior year's first quarter. The slight increase was due to higher interest expense resulting from our recognition of non-cash imputed interest related to the 2024 Prepayment Agreement (as defined in our periodic reports) as well as net foreign currency losses due to the remeasurement of intercompany balances, offset partially by a favorable change in income from operations (discussed above).

Adjusted EBITDA

Adjusted EBITDA was $33.5 million during the first quarter of 2026 compared to $30.4 million during the prior year's first quarter. Higher revenue was partially offset by an increase in operating expenses (excluding adjustments for non-cash or non-recurring items) due to investment in growth opportunities. Specifically, while we continue to enhance and develop our XCOM RAN product and service offerings, we incur costs, primarily for personnel, in advance of significant revenue.

Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA.”

Liquidity

As of March 31, 2026, we held cash and cash equivalents of $358.4 million, compared to $447.5 million as of December 31, 2025.

During the first quarter of 2026, net cash flows generated from operations were $35.2 million, capital expenditures were $116.4 million and net cash flows used in financing activities were $8.0 million. Cash and cash equivalents were also positively impacted by a $0.2 million effect of exchange rate changes. Operating cash flows included cash flows generated from the business and a $7.5 million accelerated service fee payment from the Customer pursuant to the Updated Services Agreements. Capital expenditures were primarily associated with our commitments under the Updated Services Agreements related to the deployment of the replacement satellites and Extended MSS Network.

Adjusted free cash flow during the first quarter of 2026 was $28.9 million compared to $47.6 million during the same period in 2025. This decrease was primarily due to the timing of cash receipts pursuant to the Updated Services Agreements — $7.5 million in accelerated service fees were paid to us during the first quarter of 2026 compared to $22.5 million during the first quarter of 2025. Adjusted free cash flow is a non-GAAP financial measure. For more information, refer to “Reconciliation of Non-GAAP Adjusted Free Cash Flow.”

The principal amount of our debt was $403.8 million at March 31, 2026, compared to $410.0 million at December 31, 2025. This decrease was due to the final recoupment of $6.3 million under the 2021 Funding Agreement.

In connection with the Merger Agreement, the Company and Customer entered into an amendment to the 2024 Prepayment Agreement, pursuant to which the parties increased the maximum amount of the High Power Infrastructure Prepayment Balance (as defined in the 2024 Prepayment Agreement) by approximately $468 million to an aggregate maximum Infrastructure Prepayment amount of approximately $1.6 billion.

Capitalized terms not defined herein have the meaning given to such terms in our periodic reports.

SUSPENSION OF FINANCIAL OUTLOOK AND CONFERENCE CALLS

In connection with the pending Mergers with Amazon.com, Inc., Globalstar does not intend to hold future earnings conference calls or provide updates to forward-looking guidance.

About Globalstar, Inc.
Globalstar is a global telecommunications provider connecting what matters most. Through our industry-leading low Earth orbit (LEO) satellite constellation and licensed Band 53/n53 spectrum, we deliver reliable satellite and terrestrial connectivity solutions that empower customers worldwide to connect, transmit, and communicate smarter.

Our comprehensive connectivity ecosystem includes software-defined, purpose-built private wireless network platform, coupled with Globalstar Band 53™ in XCOM RAN™ and trusted GPS messengers Saved by SPOT™ for safety and personal communication for business and enterprise applications.

Serving business, enterprise, and consumer markets across the globe, Globalstar supports applications that track and protect assets, enable automation, enhance operational efficiency, and safeguard lives. With unmatched reach and a relentless focus on innovation, and mission-critical performance, we're redefining what's possible for global connectivity.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
investorrelations@globalstar.com

Cautionary Statement About Forward-Looking Statements
Certain statements contained in this press release other than purely historical information, including, but not limited to, estimates, projections or statements relating to regarding the Mergers, future revenue, financial performance, financial condition, liquidity, adjusted free cash flow, projections, estimates and guidance, statements relating to our business plans, objectives and expected operating results, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives) and the completion and launch of new satellites, our expectations regarding the outcomes of regulatory and licensing proceedings, the expected growth prospects of our existing customers and the markets that we serve, our expectations relating to the impact of trade policies (including tariffs), our expectations about our ability to integrate the licensed technology into our current line of business, the expected benefits of the updated services agreements, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” "might," "could," “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, our ability to complete the Mergers on the anticipated terms and timing, or at all, including obtaining required regulatory approvals and the satisfaction of other conditions to the completion of the Mergers, potential litigation relating to the Mergers, including the effects of any outcomes related thereto, the risk that disruptions from the Mergers (such as the ability of certain of our customers to terminate or amend contracts upon a change of control, or to withhold consent to such change of control) will harm our business, including current plans and operations, our ability to retain and hire key personnel, the diversion of management’s time and attention from ordinary course business operations, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Mergers, contractual provisions that may impact our ability to pursue certain business opportunities or strategic transactions during the pendency, and/or following the completion of, the Mergers, the occurrence of any event, change, or other circumstance that could give rise to the termination of the Mergers, including in circumstances requiring us to pay a termination fee under the Merger Agreement, our ability to meet our obligations to attain the anticipated benefits under the Updated Services Agreements (as defined herein) and avoid the potential adjustment of the Merger Consideration (as defined herein) if we fail to meet certain milestones based on the Company's agreements with the Customer, and those described under Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and as updated in the Company’s other filings with the SEC. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to reflect actual results, future events or circumstances or changes in our assumptions, business plans or other changes.

This press release contains measures such as EBITDA, Adjusted EBITDA, and Adjusted free cash flow, which are not recognized under U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures to amounts reported in the Company’s consolidated financial statements are provided in this press release. For forward-looking Adjusted EBITDA margin, the Company is unable to provide a reconciliation to the most comparable GAAP measure without unreasonable effort because estimating such GAAP measures and providing a meaningful reconciliation is extremely difficult and requires a level of precision that is unavailable for these future periods and the information needed to reconcile these measures is dependent upon future events, many of which are outside of our control as described above. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenue:
Service revenue	$66,701	$57,067
Subscriber equipment sales	3,363	2,965
Total revenue	70,064	60,032
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	23,433	18,625
Cost of subscriber equipment sales	2,467	2,047
Marketing, general and administrative	14,828	11,589
Stock-based compensation	2,705	6,957
Reduction in the value and disposal of long-lived assets	64	7,038
Depreciation, amortization, and accretion	18,397	22,277
Total operating expenses	61,894	68,533
Income (loss) from operations	8,170	(8,501)
Other income (expense):
Interest income and expense, net of amounts capitalized	(19,814)	(7,945)
Foreign currency (loss) gain	(1,621)	4,106
Derivative loss and other (expense) income	(2,558)	(413)
Total other expense	(23,993)	(4,252)
Loss before income taxes	(15,823)	(12,753)
Income tax expense	1,597	4,578
Net loss	$(17,420)	$(17,331)

Net loss attributable to common shareholders	(20,035)	(19,946)
Net loss per common share:
Basic (1)	$(0.16)	$(0.16)
Diluted (1)	(0.16)	(0.16)
Weighted-average shares outstanding:
Basic (1)	128,417	126,476
Diluted (1)	128,417	126,476

(1)All historical share and per share amounts for the periods prior to the completion of the 1:15 reverse stock split on February 10, 2025 reflected in this press release have been adjusted to reflect the reverse stock split.

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$358,448	$447,471
Accounts receivable, net of allowance for credit losses of $1,244 and $1,468, respectively	19,762	19,976
Inventory	10,078	9,614
Prepaid expenses and other current assets	18,257	19,667
Total current assets	406,545	496,728
Property and equipment, net	1,428,703	1,305,458
Operating lease right of use assets, net	67,005	66,698
Prepaid network costs	217,836	198,375
Derivative asset	111,859	114,461
Intangible and other assets, net of accumulated amortization of $14,128 and $12,511, respectively	145,519	144,545
Total assets	$2,377,467	$2,326,265
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$42,400	$31,835
Accounts payable and accrued expenses	72,586	56,022
Accrued network construction costs	84,328	55,218
Payables to affiliates	176	391
Deferred revenue, net	54,016	62,020
Total current liabilities	253,506	205,486
Long-term debt	432,161	451,953
Operating lease liabilities	54,315	54,549
Deferred revenue, net	837,654	806,930
Other non-current liabilities	457,015	451,618
Total non-current liabilities	1,781,145	1,765,050

Total liabilities	2,034,651	1,970,536

Stockholders’ equity:
Series A Perpetual Preferred Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Voting Common Stock of $0.0001 par value; 143,333,334 shares authorized; 128,591,126 and 128,050,400 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	13	13
Additional paid-in capital	2,491,695	2,489,227
Accumulated other comprehensive income	5,325	3,286
Retained deficit	(2,154,217)	(2,136,797)
Total stockholders’ equity	342,816	355,729
Total liabilities and stockholders’ equity	$2,377,467	$2,326,265

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net loss	$(17,420)	$(17,331)

Interest income and expense, net	19,814	7,945
Derivative loss	2,602	427
Income tax expense	1,597	4,578
Depreciation, amortization, and accretion	18,397	22,277
EBITDA (1)	24,990	17,896

Non-cash compensation	2,705	6,957
Foreign exchange and other	1,576	(4,120)
Reduction in the value and disposal of long-lived assets	64	7,038
Non-cash expenses associated with the License Agreement (2)	920	1,879
Transaction costs	3,237	702
Adjusted EBITDA (1)	$33,492	$30,352

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net loss. These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

(2)
In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the “SSA”). Fees payable by Globalstar pursuant to the SSA were paid in shares of its common stock prior to its termination in 2025. Costs also include the non-cash intangible asset technology amortization associated with the initial purchase of certain intangible assets made in the form of Globalstar common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Service revenue:
Wholesale capacity services	$46,267	$36,709
Subscriber services
Commercial IoT	7,450	6,580
SPOT	8,655	9,371
Duplex	2,576	3,452
Government and other services	1,753	955
Total service revenue	66,701	57,067

Subscriber equipment sales	3,363	2,965

Total revenue	$70,064	$60,032

	Three Months Ended
	March 31, 2026	March 31, 2025
Average subscribers
Commercial IoT	565,844	523,349
SPOT	211,115	229,512
Duplex	16,786	23,189
Other	204	249
Total	793,949	776,299

ARPU (1)
Commercial IoT	$4.39	$4.19
SPOT	13.67	13.61
Duplex	51.15	49.62

(1)
ARPU measures service revenue per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

GLOBALSTAR, INC.
RECONCILIATION OF NON-GAAP ADJUSTED FREE CASH FLOW
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Net cash provided by operating activities (1)	$35,227	$51,864
Less: capital expenditures, excluding reimbursable network purchases (2)	(6,285)	(4,304)
Adjusted free cash flow (3)	$28,942	$47,560

(1)	Net cash provided by operating activities is calculated under GAAP and is reflected in the Company's consolidated statements of cash flows.
(2)	Excludes the reimbursable portion of upfront network purchases for the Phase 2 Service Period and the Extended MSS Network pursuant to the Updated Services Agreements. The costs are reimbursed under such agreements in future periods.
(3)	Free cash flow is calculated using net cash provided by operating activities less capital expenditures (which may also be referred to as network upgrades). The Company excludes capital expenditure payments made pursuant to the Updated Services Agreements; amounts which are prepaid by the Customer pursuant to such agreements, that are recorded as operating cash flows, are also excluded from this calculation as those amounts are used to fund associated capital expenditures. Free cash flow as so defined may not be similar to free cash flow as defined by other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's consolidated financial statements. The Company believes that free cash flow is a useful financial metric concerning liquidity, reflecting available cash after capital expenditures, that may be used to fund general corporate expenditures as well as for investments in strategic growth opportunities.